**Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of
Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted. **
Exhibit 10.46
MASTER EQUIPMENT RENTAL AGREEMENT
THIS MASTER EQUIPMENT RENTAL AGREEMENT (this “Agreement”) is a lease entered into as of February 11, 2026 (the “Effective Date”) by and between Solaris Power Solutions, LLC, a Texas limited liability company (“Lessor”) whose address for notice is 9651 Katy Freeway, Suite 300, Houston, TX 77042, or such other address as Lessor may from time to time provide to Customer, in writing, and Hatchbo, LLC, a Delaware limited liability company (“Customer”) whose address for notice is [***], or such other address as Customer may from time to time provide to Lessor, in writing. Lessor and Customer are, together, the “Parties” and each a “Party.”
WITNESSETH:
WHEREAS, Lessor owns and holds title, or will procure, own and hold title, to certain Turbines, SCRs and other equipment more particularly defined and described on Schedule I attached hereto (each such Turbine, together with its corresponding SCR and other corresponding equipment, if any, specifically set forth on Schedule I is herein called the “Equipment,” and such schedule, as updated from time to time in accordance with the terms set forth in this Agreement, is herein called the “Equipment Schedule”);
WHEREAS, Lessor desires to make each such Equipment available for Customer to reserve and lease, and for Lessor to store such Equipment on behalf of Customer (each, a “Rental”), at one or more sites owned or controlled by Lessor located in or near [***] (each, an “Equipment Storage Site”);
WHEREAS, Customer desires to have the opportunity to reserve and lease, and to have Lessor store such Equipment at the applicable Equipment Storage Site(s) upon the terms and conditions described herein, and with the further opportunity to elect to deploy from time to time any one or more of such Equipment; and
WHEREAS, in connection with the foregoing, the Parties desire to enter into this Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Rental; Rental Process; PPA Negotiation; Mobilization Costs in connection with Deployment.
1.01On or reasonably promptly following either (a) the date on which any Equipment, including the Turbine, its corresponding SCR and other corresponding equipment, if any, are ready for shipment from the original equipment manufacturer, or (b) the date on which such Equipment, including the Turbine, its corresponding SCR, and other corresponding equipment, if any, are released from any applicable prior contractual obligations of Lessor and are otherwise ready for delivery to the applicable Equipment Storage Site, in each case, as reasonably determined by Lessor, Lessor shall transport and deliver such Equipment to, and store such Equipment at, any Equipment Storage Site designated by Lessor, at Lessor’s sole cost and expense. Lessor shall also provide prompt written notice to Customer that such Equipment is being transported, the location of the applicable Equipment Storage Site and the anticipated delivery date (the “Anticipated Delivery Date Notice”). Upon such Equipment being received and placed into storage by Lessor at the applicable Equipment Storage Site, Customer shall, for a period of twenty (20) days following the date on which Customer received the Anticipated Delivery Date Notice, have the opportunity to inspect, or cause the inspection of, such Equipment at the Equipment Storage Site (such period, the “Inspection Period”). Customer shall be deemed to have accepted any such Equipment delivered to the applicable Equipment Storage Site, effective as of the date which is the last day of the Inspection Period, unless during the Inspection Period Customer delivers written notice to Lessor stating that Customer rejects such Equipment and setting forth the reason or reasons for such rejection, which reasons may include only that (i) such Equipment has not been physically delivered or safely placed at such Equipment Storage Site, (ii) such Equipment does not correspond to the Equipment set forth on the Equipment Schedule, or (iii) such Equipment is, based on a visual inspection and review of the original equipment manufacturer’s commissioning report (which shall be provided to Customer by Lessor), damaged, defective or incomplete. In the event Customer rejects such Equipment, the Parties will work together in good faith to resolve the reason for rejection, and if the Parties are able to resolve the rejection reason, then such Equipment shall be deemed to be accepted by Customer on the date that such rejection was resolved so long as the Equipment is actually stored at the Equipment Storage Site on such date. If the Parties are unable to resolve the reason for rejection, then such Equipment shall be removed from the Equipment Schedule with no further obligations or liabilities of either Party to the other Party. In such event, at Customer’s request, Lessor will use commercially reasonable efforts to immediately seek an agreeable replacement for such removed Equipment. Customer's inspection and acceptance, or lack thereof, in each case, with respect to any Equipment and in accordance with this Agreement, shall not waive or void any of Lessor's obligations, representations or warranties hereunder, nor shall such inspection and acceptance, or lack thereof, in each case, in accordance with this Agreement, give rise to any claim by Lessor for damages or excuse performance by Lessor of any of its obligations, representations or warranties stated herein. Further, Customer’s inspection and acceptance of any such Equipment, or lack thereof, in each case, in accordance with this Agreement, shall not be construed as an endorsement or acceptance by Customer of the design, engineering, construction or operation of such Equipment nor as any waiver of any express or implied warranty as to the performance, safety, condition, quality, durability, reliability or compliance with Applicable Laws of such Equipment.
1.02Within [***] days following the Effective Date, Customer and Lessor shall commence working together towards the negotiation and execution of a separate, mutually agreeable power purchase agreement or other agreement with a term that ends no earlier than the end of the Initial Rental Term (as applicable, a "PPA") pursuant to which Lessor shall, in each case, to the extent necessary or prudent for the receipt by Lessor of natural gas for use as fuel, and for the generation and delivery of electrical energy by Lessor to Customer for use by Customer at data center(s) owned or controlled by Customer or Customer's Affiliates, (a) own, mobilize, transport, deliver, install, commission, operate and maintain the Equipment together with any pipelines, interconnections, powerlines, meters, balance of plant and any other equipment or facilities, (b) obtain or cause to be obtained all required real property interests, sites, permits, licenses and approvals in respect thereof and (c) perform or cause to be performed engineering, site preparation and construction or civil work in connection therewith. The Parties contemplate that the PPA pricing would include all Rental Fees, the Overhaul Charges, Mobilization Costs and any other fees, charges, costs or other amounts under the Agreement payable by Customer, and the Agreement and all such amounts payable by Customer under the Agreement will automatically terminate, and no longer be of any force or effect.

1.03In respect of costs for deployment by Lessor of any Deployed Equipment to the Designated Site (as hereinafter defined) in accordance with Section 4.01 below, except for costs that are incorporated into the pricing of a PPA, Customer shall be responsible for Mobilization Costs incurred by Lessor in connection with the deployment of such Deployed Equipment from any Equipment Storage Site to the Designated Site.
1.04 “Mobilization Costs” means all direct out-of-pocket costs reasonably incurred by Lessor from and after such time as Customer requests to deploy the Equipment in accordance with Section 4.01, together with a [***] mark-up thereon, which include those costs arising from (a) mobilizing, transporting, delivering, demobilizing and removing, in each case, as applicable, such Equipment, and (b) any other costs reasonably requested by Customer in respect of Lessor’s deployment of such Equipment.
2.Term.
2.01This Agreement shall commence on the Effective Date and continue until either Party terminates this Agreement pursuant to this Section 2 (the “Master Term”). The Rental Term shall automatically terminate in the event that this Agreement is terminated, and in no event shall the Rental Term extend beyond the Master Term.
2.02The term of each Rental shall commence on the later of (x) January 1, 2027 and (y) the date the Equipment constituting such Rental has been accepted or deemed to have been accepted by Customer, and, unless terminated earlier pursuant to this Section 2, shall continue until the earlier of (i) the date that is 120 months thereafter, and (ii) the date on which Lessor and Customer have entered into a PPA (the “Initial Rental Term”). Customer shall have the option to extend the term of each Rental beyond the Initial Rental Term for one additional 60-month period (with respect to any Rental, such additional period, if any, together with the Initial Rental Term for such Rental, collectively, the “Rental Term” for such Rental) by providing written notice of its election to Lessor at least 12 months prior to the expiration of such Initial Rental Term. [***].
2.03This Agreement may be terminated by (a) Customer for any reason (other than the reason set forth in subsection (b) immediately below) or no reason upon 30 days’ prior written notice to Lessor, so long as prior to such time Lessor has not notified Customer of a Customer Event of Default; (b) Customer in the event of a Lessor Event of Default (as defined herein) upon written notice to Lessor pursuant to Section 11; (c) Lessor in the event of a Customer Event of Default (as defined herein) upon written notice to Customer pursuant to Section 11.
2.04In the event that this Agreement is terminated at any time from and after the Effective Date in whole or in part pursuant to Section 2.03(a) with respect to some but not all Equipment (any such partial termination, a “Partial Termination”; provided that no Partial Termination shall be effective unless the Equipment being terminated is comprised of at least [***] Turbines, their corresponding SCRs, and other corresponding equipment, if any (as applicable, the “Terminated Equipment”)), in each case, if the Agreement is terminated pursuant to Section 2.03(a), Customer shall pay to Lessor upon the date of termination an amount equal to 50% of the aggregate remaining applicable Rental Fees (as defined in the Equipment Schedule) for the period from and after the date of such termination until the end of the applicable Rental Terms (the “For Convenience Termination Payment”) for all Equipment (or if a Partial Termination, for all Terminated Equipment, as applicable), whether or not deployed as of the date of such termination. In the event that this Agreement is terminated at any time from and after the Effective Date pursuant to Section 2.03(c), Customer shall pay to Lessor upon the date of termination an amount equal to the sum of (x) [***] of the aggregate remaining applicable Rental Fees for the period from and after the date of such termination until the date that is [***] months following the commencement of the applicable Rental Terms (the “Termination Payment Reduction Date”) for all Equipment, whether or not deployed as of the date of such termination, as applicable, plus (y) [***] of the aggregate remaining applicable Rental Fees from and after the later of (i) the date of such termination and (ii) the Termination Payment Reduction Date (such later date, as applicable, the “Post-Termination Payment Reduction Date”) for all Equipment, whether or not deployed as of the date of such termination (the “Customer Default Termination Payment”) (the For Convenience Termination Payment, and the Customer Default Termination Payment are herein collectively called a “Termination Payment”). The Parties acknowledge and agree that the Termination Payment (a) is a genuine pre-estimate of the anticipated or actual loss that will be suffered or incurred by Lessor as a result of the early termination of this Agreement or the applicable portion thereof; (b) does not constitute a penalty and is agreed upon and fixed because of the difficulty of ascertaining the exact amount of loss that Lessor would suffer in such circumstances; (c) shall be applicable regardless of the actual loss that Lessor sustains; (d) will be recoverable by Lessor from Customer as a debt due and payable; (e) will be payable in addition to any accrued but unpaid Rental Fees for Equipment or unpaid Mobilization Costs or unpaid Overhaul Charges incurred prior to such termination and any Mobilization Costs under Section 4.05 and (e) does not constitute indirect, special, punitive, exemplary or consequential damages or losses. [***].
2.05In the event that this Agreement is terminated pursuant to Section 2.03(b), (a) Customer shall have no obligation to make any further payments to Lessor under this Agreement; (b) Lessor shall refund to Customer any prepaid payments as of the applicable date of termination (including the Down Payment); and (c) Customer may pursue any other rights and remedies it may have at law or in equity, subject to the limitations set forth in this Agreement, including Section 15.16 and Section 15.17. Customer acknowledges and agrees it has a duty to mitigate damages arising out of a Lessor Event of Default (it being understood that the return of the Down Payment shall be incapable of being mitigated) and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of a Lessor Event of Default.
3.Pricing and Payment Terms.
3.01Pricing.
(a)Unless and until otherwise terminated as provided herein, Customer shall pay to Lessor the applicable monthly rental fees (or pro rata portion thereof, if the Rental commences on a day other than the beginning of the month or terminates on a day other than the end of the month) for the Equipment set forth on the Equipment Schedule throughout the Rental Term (the “Rental Fees”) [***]. The Equipment Schedule may be updated by the Parties from time to time in accordance with Section 15.05, to reflect mutually agreeable additions or removals of Equipment, and mutually agreeable changes to the Rental Fees. Any such mutually confirmed updated Equipment Schedule shall be binding on the Parties and deemed automatically incorporated into this Agreement.
(b)Commencing on the first anniversary of the Effective Date, any [***] for each Rental shall be escalated on each anniversary of the commencement of the Rental Term. The first [***] escalation shall be equal to 100% of the cumulative, positive percentage change in the applicable Consumer Price Index (CPI) for All Urban Consumers, as published by the Bureau of Labor Statistics, or any successor index (the “CPI”), from the Effective Date through the date of such first escalation. Subsequent escalations shall occur annually thereafter and shall be equal to 100% of the percentage change in the CPI since the prior escalation. [***] are exclusive of any present or future U.S. federal, state or local or non-U.S. taxes and like charges or assessments, including but not limited to sales taxes, excise taxes, value-added taxes, turnover taxes, property taxes, ad valorem taxes, and similar taxes (including import or export duty or similar duties and fees), incurred by reason of or imposed on or with respect to the rental, lease, use or operation of the Equipment and/or the performance or provision of any work or services under this Agreement (excluding any (i) any taxes imposed or calculated with respect to the gross or net income of Lessor and (ii) the claw back or reduction in investment tax credits claimed by Lessor (clauses (i) and (ii) “Lessor Taxes”)) (such taxes, excluding Lessor Taxes, the “Customer Taxes”).
3.02Payment Terms. The total amount due on any invoice (an “Invoice”) shall be paid in full within 30 days of the date of such Invoice (inclusive of such date) sent to Customer pursuant to this Agreement. Invoices for the Rental Fees will be issued monthly and electronically. Invoices for Mobilization Costs will be issued following the incurrence of such Mobilization Costs. Amounts unpaid after the due date shall accrue interest monthly at the applicable Prime Rate (as defined below). In the event Customer and Lessor mutually agree that an overpayment or underpayment resulting from an error on an Invoice has been made by Customer to Lessor or any other adjustment to an Invoice is required to be made due to the resolution of a dispute between Customer and Lessor with respect to such Invoice, then either Party shall have the right to add or set off, as applicable, the amount of such overpayment or underpayment, as applicable, to or against Customer’s future Invoices or payments to Lessor. For purposes of this Section 3.02, “Prime Rate” means the base rate on corporate loans at large U.S. money centers or commercial banks as published from time to time by the Wall Street Journal or other replacement publication adjusted with each change in each published rate, as reasonably determined by Lessor.
3.03Down Payment. Within ten (10) days following the execution of this Agreement, Customer shall pay to Lessor, by wire transfer of immediately available funds to an account designed in writing by Lessor, a down payment in the amount of $[***], representing [***] of Rental Fees for all Equipment contemplated by the Equipment Schedule (the “Down Payment”). The Down Payment shall be credited, on an Equipment by Equipment basis, against the Rental Fees for all Equipment during the [***] of the Initial Rental Term. Notwithstanding the foregoing, in the event this Agreement has been terminated pursuant to (i) Section 2.03(a), subject to and in accordance with Section 2.04, any remaining uncredited portion of the Down Payment shall be credited against the For Convenience Termination Payment, (ii) Section 2.03(b), subject to and in accordance with Section 2.05, the amount of the Down Payment shall be fully refunded to Customer by Lessor, and (iii) Section 2.03(c), subject to and in accordance with Section 2.04, any remaining uncredited portion of the Down Payment shall be credited against the Customer Default Termination Payment.
4.Equipment Deployment.
4.01[***]
4.02[***]
4.03If requested by Customer and such other equipment is not already part of the Deployed Equipment or Equipment to be deployed hereunder, the Parties shall work together in good faith to identify and jointly scope and determine any additional turbines or other forms of generation, switchgear, transformers, cables, batteries, SCRs, balance-of-plant equipment or other equipment related to the Deployed Equipment that is reasonably expected to be needed for a deployment and available for purchase (collectively, “Additional Equipment”), and Lessor would use commercially reasonable efforts to procure such Additional Equipment agreed upon by the Parties. The quantity, type, delivery schedule, monthly pricing, and anticipated availability date of any such Additional Equipment would be mutually agreed by the Parties based on market availability and other factors in order to hold the applicable procurement critical path, and would be purchased by Lessor and added to the Equipment Schedule, it being understood that the Equipment Schedule may be updated from time to time to reflect the foregoing.
4.04Notwithstanding anything in this Agreement to the contrary, in the event that Customer requests that Lessor provide any services not expressly contemplated by this Agreement related to any Deployed Equipment, and if Lessor is willing to do so, Customer and Lessor shall execute a work order setting forth the terms of such services and Lessor shall perform such services in accordance with such work order.
4.05Upon the earliest of (a) the end of the Rental Term or (b) this Agreement terminating for any other reason, Lessor may demobilize and remove any Deployed Equipment from the Designated Site and transport and deliver such Deployed Equipment to one or more addresses specified by Lessor and Lessor shall be entitled to reimbursement for the costs of such demobilization and removal and transport as Mobilization Costs; provided that the costs to transport and deliver such Deployed Equipment to one more addresses specified by Lessor shall not exceed the costs to transport and deliver such Deployed Equipment to the Equipment Storage Site from which such Deployed Equipment was initially deployed, plus [***], and shall not be reimbursable by Customer to the extent that Lessor transports and delivers such Deployed Equipment related to subsequent use by a third-party customer.
5.Title, Damage, and Warranty.
5.01Notwithstanding any provision herein to the contrary, ownership of and title to the Equipment shall remain with and be held by Lessor at all times and Customer shall have no right, title or interest in any Equipment except for the leasehold interest as expressly set forth in this Agreement with respect to any Equipment. Lessor will keep all Equipment, and Customer will keep all Deployed Equipment, free and clear from any claims, liens, and encumbrances of Lessor’s or Customer’s, as applicable, creditors and other Persons asserting claims against such Party (each, an “Encumbrance”). A Party must immediately notify the other Party if an Encumbrance is found to exist and must, at such Party’s sole expense, remove and discharge the Encumbrance as soon as possible but no later than 10 days of becoming aware of its existence. In the event that a Party fails to remove any Encumbrance in accordance with this Section 5.01, the other Party may do so and the encumbering Party shall indemnify, defend, release and hold harmless the other Party for any cost, expense or other liabilities incurred by the other Party in removing such Encumbrance(s).
5.02From the delivery of any Deployed Equipment until the return of such Deployed Equipment in accordance with Section 4.05, Customer shall bear all risk of loss of such Deployed Equipment. Customer is solely responsible for maintaining adequate physical and electronic security measures to protect any Deployed Equipment from theft, loss, damage, unauthorized access, or misuse. Customer shall not remove, relocate, alter, or tamper with any Deployed Equipment without Lessor’s prior written consent. Customer shall promptly notify Lessor of any actual or suspected breach of security involving any Deployed Equipment and reasonably cooperate with Lessor in any investigation or remediation efforts.
5.03
(a)Lessor represents and warrants, as of the date such Deployed Equipment is deployed to the Designated Site by Lessor, that each of the Deployed Equipment (x) was new when delivered to the Equipment Storage Site, or if used, that such used Deployed

Equipment was less than 5 years old when delivered to the Equipment Storage Site (y) is free from material defects in materials and workmanship, and (z) performs substantially as designed and in accordance with its user manuals, technical materials, specifications, and related writings published by the original equipment manufacturer with respect to such Deployed Equipment, including, that such Deployed Equipment generates electrical energy substantially at its rated capacity. Notwithstanding anything to the contrary herein, but without limiting Customer’s indemnification rights under Section 6.02(b) or termination rights under Section 2.03(b), Lessor’s sole and exclusive obligation, and Customer’s sole and exclusive remedy in respect of the equipment warranty on Deployed Equipment set forth in this Section 5.03(a), shall be limited to, at Lessor’s option, (i) replacing or repairing the part or parts, or any applicable Deployed Equipment and (ii) a refund of the applicable Rental Fee or pro rata portion thereof for any applicable Deployed Equipment during the period such Deployed Equipment is in breach of the foregoing warranty; provided, in each case, that Customer gives Lessor prompt notice of any defect or failure and satisfactory proof thereof.
(b)The express warranties, representations and guarantees given by Lessor under this Agreement are the only representations, guarantees and warranties given with respect to this Agreement, the Equipment and the Deployed Equipment and any Overhaul Services, and are in lieu of all others, whether statutory, express or implied, and irrespective of the basis of the warranty claim, whether in equity or at law, in contract or in tort (including, negligence and strict liability). WARRANTIES OF MERCHANTABILITY, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE AND IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. CUSTOMER EXPRESSLY DISCLAIMS ANY RELIANCE UPON ANY STATEMENTS OR REPRESENTATIONS MADE BY LESSOR.
6.Indemnification.
6.01Definitions.
(a)“Claims” includes any and all claims (including, but not limited to, those for property damage, pollution (including response costs, remediation costs, and damages to natural resources), bodily injury, personal injury, infringement of intellectual property, losses, damages, liabilities, causes of action of any kind (including actions in rem or in personam), demands, obligations, costs, judgments, interest, awards, whether arising in tort, contract, strict liability, under statute, or of any other Applicable Law.
(b)“Customer Group” means Customer, its Affiliates, its and their contractors, and [***], and the directors, officers, employees, supervisors, consultants, agents, and representatives of all of the foregoing (excluding any member of Lessor Group).
(c)“Group” means, with respect to Customer, Customer Group, and with respect to Lessor, Lessor Group.
(d)“Lessor Group” means Lessor, its Affiliates, and its and their contractors, and its and their respective directors, officers, employees, supervisors, consultants, agents, and representatives.
6.02Lessor’s General Indemnity. Lessor shall release, protect, defend, indemnify, and hold harmless Customer from and against any and all Claims arising out of or related to: (a) the negligence, gross negligence, willful misconduct or fraud of any member of the Lessor Group under this Agreement; (b) with respect to third-party Claims only, any breach of this Agreement, including breach of warranty, by any member of the Lessor Group; (c) bodily injury, illness or death of any Person to the extent that such Claims are caused by the Lessor Group’s negligence, gross negligence, willful misconduct or fraud; (d) damage to property of any Person to the extent that such Claims are caused by one or more of the Lessor Group’s negligence, gross negligence, willful misconduct or fraud; (e) any Encumbrances against the property (whether owned or leased) of any Person created by or through any member of the Lessor Group or by creditors of the Lessor Group and other Persons, other than any Encumbrances created by or through any member of the Customer Group; and (f) one or more members of the Lessor Group’s material violation of Applicable Law.
6.03Customer’s General Indemnity. Except for Claims arising out of or related to Deployed Equipment, which obligations of Customer are exclusively set forth in Section 6.04 below, Customer shall release, protect, defend, indemnify, and hold harmless Lessor from and against any and all Claims arising out of or related to: (a) the negligence, gross negligence, willful misconduct or fraud of any member of the Customer Group under this Agreement; (b) with respect to third-party Claims only, any breach of this Agreement by any member of the Customer Group; (c) bodily injury, illness or death of any person to the extent that such Claims are caused by the Customer Group’s negligence, gross negligence, willful misconduct or fraud; (d) damage to property of any Person to the extent that such Claims are caused by one or more of the Customer Group’s negligence, gross negligence, willful misconduct or fraud; (e) any Encumbrances against the Equipment created by or through any member of the Customer Group, other than any Encumbrances created by or through any member of the Lessor Group; and (f) one or more members of the Customer Group’s material violation of Applicable Law.
6.04Damage to Deployed Equipment. Notwithstanding any other provision in this Agreement to the contrary, from and after the date such Deployed Equipment is deployed at the Designated Site by Lessor, Customer shall assume liability for damage to or destruction of any Deployed Equipment which occurs to the extent due to the negligence, gross negligence, breach of contract or of a Customer warranty, or any material failure to act in accordance with Applicable Law by any member of the Customer Group or any lessor or service provider thereof including any [***]. Customer shall defend, protect, indemnify, and hold harmless each member of Lessor Group from and against any and all Claims of any kind arising out of or relating to such damage or destruction to any Deployed Equipment.
6.05Indemnification Procedure.
(a)To make a claim for indemnification under this Section 6, the Party to whom an indemnity obligation is owed under this Agreement with reference to the specified Claims (the “Indemnified Party”) shall notify the Party who owes an indemnity obligation under this Agreement with reference to such Claims (the “Indemnifying Party”), including the specific details of and basis under this Agreement for its notice. If the claim for indemnification is based upon a claim by a third party against the Indemnified Party, then the Indemnified Party shall provide its notice as soon as practicable after the Indemnified Party has actual knowledge of such third party claim and shall enclose a copy of all papers (if any) served with respect to such third party claim; provided, however, that the failure of any Indemnified Party to give notice of a third party claim to the Indemnifying Party as provided in this Section 6 shall not relieve the Indemnifying Party of its obligations under this Section 6 except to the extent that such failure actually prejudices the Indemnifying Party’s ability to defend against such third party claim.
(b)Upon receiving notice of any Claims to be indemnified under this Agreement, the Indemnifying Party shall have the right by delivery of written notice to the Indemnified Party within 30 days, to assume the defense of such Claims. If the Indemnifying

Party exercises this right, then it shall assume the burden and expense of defending all suits, administrative proceedings, and disputes of any description arising out of such Claims. If the Indemnifying Party fails to elect by delivery of written notice to the Indemnified Party to assume the defense of such Claims, and fails to actually commence such defense within the 30-day period described above, then the Indemnified Party shall have the right but not the obligation, at the Indemnifying Party’s expense, to engage counsel or consultants of the Indemnified Party’s choice and conduct any and all aspects of such defense as are reasonably required; provided, however, that the Indemnified Party shall have the right but not the obligation to take action with respect to the defense of such Claims prior to the expiration of the 30-day period described above if, in the Indemnified Party’s reasonable judgment, such action is necessary to preserve its rights. Notwithstanding the foregoing, the Indemnifying Party agrees that in any action, suit, or proceeding brought against the Indemnified Party, the Indemnified Party shall have the right but not the obligation to select one counsel of the Indemnified Party’s choice, in addition to the counsel selected by the Indemnifying Party (which shall control the defense), in order to ensure that the Indemnified Party’s rights under this Agreement are observed and protected, without affecting or otherwise impairing the rights of the Indemnified Party under this Agreement and the fees and expenses of such counsel shall be paid by the Indemnifying Party.
(c)If an Indemnifying Party fails to assume the defense with respect to any Claims indemnified under this Agreement as set forth in paragraph (b) above, then the Indemnifying Party shall reimburse the Indemnified Party for such Claims (including reasonable costs of defense incurred and any costs paid in connection with settlement or final judgment with respect to such Claims) that the Indemnified Party pays or becomes liable for under this Agreement.
(d)Each Indemnified Party agrees that it will not settle or otherwise compromise any Claims to be indemnified under this Agreement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and any such settlement or compromise shall (i) include an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) not include a statement as to or an admission of fault, culpability, or a failure to act, by or on behalf of any Indemnified Party.
6.06Conspicuousness. THE PARTIES EXPRESSLY AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE INDEMNITY, DEFENSE, AND HOLD HARMLESS OBLIGATIONS CONTAINED UNDER THIS SECTION 6 ARE CONSPICUOUS.
6.07Survival. All indemnity provisions of this Agreement shall survive termination, expiration, or cancellation of this Agreement for a period of five (5) years.
7.Insurance.
7.01From and after January 1, 2027, Customer shall secure and maintain at all times until the end of the Rental Term, at a minimum, the insurance and coverages set forth in Exhibit A-1 attached hereto. Customer’s insurance coverage shall be in compliance in all material respects with all requirements described on the attached and incorporated Exhibit A-1.
7.02From the Effective Date until January 1, 2027, Lessor shall secure and maintain at all times until January 1, 2027, at a minimum, the insurance and coverages set forth in Exhibit A-2 attached hereto. Lessor’s insurance coverage shall be in compliance in all material respects with all requirements described on the attached and incorporated Exhibit A-2.

8.Compliance with Applicable Law. Each Party shall, in its own name and at its own expense, seek, obtain, maintain, comply with and, as necessary, renew and modify from time to time, all material permits applicable to such Party and other material authorizations that are required by any Applicable Laws or governmental authority in order to permit each Party to perform its obligations under this Agreement. Each Party agrees to assist and support the other Party, in a timely manner and to the extent reasonably requested by either Party, in obtaining such permits. As used in this Agreement, “Applicable Law” means with respect to a Person, collectively, any federal, state, or local law, treaty, franchise, rule, regulation, standard, order, writ, judgment, injunction, decree, award, or determination of a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its properties are subject.
9.Taxes.
9.01Any Customer Taxes shall be the responsibility of Customer and shall be timely paid by Customer to the relevant governmental authority. Any Lessor Taxes shall be the responsibility of Lessor and shall be timely paid by Lessor to the relevant governmental authority. If a Party is required under Applicable Law to pay any of the other Party’s taxes, the other Party will, promptly upon request by the paying Party, pay to the paying Party an amount equal to the amount of such taxes. The Party required by Applicable Law to file tax returns with respect to the relevant taxes shall file such tax returns, and the other Party agrees to reasonably cooperate in the preparation of any such tax returns.
9.02Each Party shall, and shall cause its Affiliates to, reasonably cooperate in good faith with the other Party in connection with (a) mitigating the imposition of any taxes imposed on the transactions and payments contemplated by this Agreement, including by the provision of documentation necessary to support any relevant tax exemptions or reductions, and (b) the reporting of, or any audit, assessment, refund, claim or proceeding relating to, any such taxes, including by the provision of information or data (including any resale certificate, other exemption certificates, and information regarding out-of-state use of materials, services or sale) as reasonably requested from time to time.
10.Assignment.
10.01[***]
11.Default and Breach. If Customer defaults on or breaches any of its material obligations under this Agreement (and such default or breach is not cured by Customer (a) with respect to a payment default or breach, within 15 days following written notice thereof from Lessor to Customer, and (b) with respect to a non-payment default or breach, within 60 days following written notice thereof from Lessor to Customer (provided that if such default or breach is not curable within such 60 days, Customer shall not be considered in default or breach so long as Customer is diligently pursuing a cure)), it shall be considered a “Customer Event of Default” and Lessor shall have the right, as its sole and exclusive remedies, to terminate this Agreement pursuant to Section 2.03(c), to take immediate possession of all Deployed Equipment, if applicable, wherever it may be and without notice, and to receive the Customer Default Termination Payment pursuant to Section 2.04; provided that in no event shall any (v) Force Majeure Event or (w) action taken by Customer at the direction of Lessor, in each case, constitute or give rise to a Customer Event of Default; provided that, for clarity, a Force Majeure shall not excuse any Customer Event of Default that is a payment default. If Lessor defaults on or breaches any of its material obligations under this Agreement (and such default or breach is not cured by Lessor within 60 days following written notice thereof from Customer to Lessor (provided that if such default or breach is not curable within such 60 days, Lessor shall not be considered in default or breach so long as Lessor is diligently pursuing a cure)), then it shall be considered a “Lessor Event of Default” and Customer shall have the right, to terminate this

Agreement pursuant to Section 2.03(b) and to pursue any rights and remedies Customer may have pursuant to Section 2.05 (subject to the limitations set forth therein); provided that in no event shall any (x) Force Majeure Event or (y) action taken by Lessor at the direction of Customer, in each case, constitute or give rise to a Lessor Event of Default. Additionally, a Customer Event of Default and a Lessor Event of Default shall include, as applicable, if a Party has a proceeding instituted against it seeking to adjudicate it as bankrupt or insolvent and such proceeding is not dismissed within 60 days of filing; such Party makes a general assignment for the benefit of its creditors; a receiver is appointed on account of the insolvency of such Party; such Party files a petition seeking to take advantage of any other Applicable Laws relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts; or such Party is unable to pay its debts when due or as they mature.
12.Force Majeure. Neither Lessor nor Customer shall be liable for any delay or failure in performance of any obligation hereunder due to any event or circumstance to the extent such event or circumstance is not within the reasonable control of the affected Party and is unavoidable through the exercise of commercially reasonable due diligence efforts. Subject to the satisfaction of the foregoing conditions, such events shall include, but are not limited to, [***] (each, a “Force Majeure Event”). Such Force Majeure Events shall not include: (a) changes in market conditions or other events that affect the cost of fuels, supplies, materials, labor, energy, capacity or related credits or incentives; (b) a Party’s lack of funding or financial capability; or (c) a Party’s economic hardship. Notwithstanding the above, neither (i) the obligation of either Party to make any payment due under this Agreement nor (ii) failure by Customer or its third-party contractors to provide fuel that meets any specifications provided in writing by Lessor shall be excused under this Section 12.
13.Intellectual Property/No License.
13.01As between Customer and Lessor, all intellectual property rights involving, produced from or arising from the manufacture, design, use or any other aspect of the Equipment or Deployed Equipment hereunder, including all Lessor Data (as defined herein) (“Intellectual Property”), shall, so far as not already vested, become the absolute property of Lessor. As such, among other things, Customer shall not (a) permit other parties to use any Intellectual Property; (b) modify, translate, reverse engineer, de-compile, or disassemble, or create derivative works based on, any Intellectual Property; (c) copy any Intellectual Property; or (d) remove any proprietary notices or labels on any Intellectual Property. Lessor represents and warrants to Customer that the use of the Equipment or Deployed Equipment in accordance with the terms set forth in this Agreement shall not violate the intellectual property rights of any other party.
13.02If Customer receives a claim that any Equipment, Deployed Equipment, or any part thereof, manufactured by Lessor infringes a patent applicable in the United States of America, then Customer shall notify Lessor promptly in writing and give Lessor information, assistance, and exclusive authority to evaluate, defend and settle such claim. Lessor shall then, at its own expense and option, (a) settle such claim, (b) procure the right to use such Equipment or Deployed Equipment, (c) replace or modify the Equipment or Deployed Equipment to avoid infringement, (d) remove the Equipment or Deployed Equipment and replace it with non-infringing Equipment or Deployed Equipment, as applicable, or (e) defend Customer against such claim. Should any court of competent jurisdiction hold such Equipment or Deployed Equipment to constitute infringement, Lessor shall pay any costs and damages finally awarded on account of such infringement and, if the use of such Equipment or Deployed Equipment is enjoined, Lessor shall take, at its expense and option, one or more of the actions under clauses (b), (c), or (d) above. With respect to any Equipment or Deployed Equipment not manufactured by Lessor, the patent and/or intellectual property indemnity given by the manufacturer thereof shall apply in addition to the rights and obligations of the Parties in this Section 13.02, and Lessor shall seek indemnity from the manufacturer on behalf of Customer. The rights and obligations of the Parties with respect to patents or any other intellectual property rights are solely and exclusively as stated herein.
13.03To the extent that Lessor licenses any application or software (collectively, “Software”) to Customer during the Master Term, such license will be a non-exclusive, non-transferable, revocable license, valid during the Master Term, and may be subject to the terms and conditions of the separate mutually agreeable licensing agreement. Any ideas, concepts, know-how techniques, inventions, discoveries or improvements, arising out of or relating to such Software shall be the property of Lessor. All data, information, results, and analytics owned, created, or generated by Lessor or by Lessor’s Equipment or software, including sensor readings, operational status, performance metrics, inventory levels, analyses, reports, and models (“Lessor Data”) generated by the Software is and shall remain the exclusive property of Lessor. Customer agrees not to make any modifications to the Software code without Lessor’s prior written consent, and Customer shall not copy, reproduce, or reverse engineer the Software.
13.04[Reserved].
13.05Notwithstanding anything to the contrary in this Agreement, Lessor shall only maintain data resulting from the Software for a period of 12 months.
14.Relationship of the Parties. Customer acknowledges and agrees that nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employment relationship between the Parties.
15.Miscellaneous Provisions.
15.01Governing Law; Venue; Arbitration. This Agreement shall be governed by the laws of the State of New York (excluding conflicts of law rules). Any claim, cause of action, action, complaint, dispute, or proceeding (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, in connection with, or relating to this Agreement or the performance or nonperformance of this Agreement (“Dispute”), shall be exclusively filed in and resolved by and the Parties submit to the exclusive jurisdiction of the state and federal courts sitting in New York City, New York. Each Party waives (i) any objection it may have at any time to the laying of any suit, action, or other proceedings brought in any such courts; (ii) any claim that such suit, action, or other proceeding has been brought in an inconvenient forum; and (iii) any right to object, with respect to such suit, action, or other proceeding, that the court does not have any jurisdiction over the Party. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE. If a Dispute does not meet the jurisdiction requirements of the state or federal courts sitting in New York City, New York, then such Dispute shall be resolved by binding arbitration pursuant to the commercial arbitration rules and procedures of JAMS in effect at the time this Agreement is executed. The arbitration will be conducted in English before a single arbitrator. The Parties and the arbitrator shall hold all aspects of the arbitration in confidence. Each Party will bear its own costs in connection with such arbitration; provided, however, that the arbitrator may, in his or her discretion, award the prevailing Party reasonable costs and expenses incurred in connection with such Dispute, including reasonable attorneys’ fees and expenses. Any award properly rendered in such arbitration may be enforced, at the election of the prevailing Party, in any court with proper jurisdiction over the non-prevailing party. Subject to the above provision regarding jurisdiction of the state or federal courts, the parties intend this Section 15.01 to form a broad arbitration agreement to encompass all possible Disputes, including any question regarding this Agreement’s existence, validity, scope, or termination.

15.02Survival. All representations and warranties contained herein or made by or furnished on behalf of either Party in connection herewith shall survive the execution and delivery of this Agreement and all other documents contemplated hereunder. The provisions of this Agreement that by their nature survive its termination (including Section 6, indemnities, waivers, releases, confidentiality and governing law provisions) except for those provisions which expressly limit survival, shall survive, regardless of the basis for such termination.
15.03Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
15.04Entire Agreement. This Agreement and the other documents executed and delivered contemporaneously herewith, or contemplated hereby, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the Parties with respect to the subject matter of this Agreement, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto, are expressly superseded hereby. The execution of this Agreement by a Party was not based upon any facts or materials provided by the other Party, nor was either Party induced to execute this Agreement or any other document by any representation, statement, or analysis made by the other Party.
15.05Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by both Lessor and Customer.
15.06No Waiver. Either Party’s failure to enforce any provision of this Agreement against the other Party shall not be construed as a waiver thereof so as to excuse the other Party from future performance of that provision or any other provision.
15.07Construction. Should any provision of this Agreement require judicial or arbitral interpretation, the Parties agree that the court or arbitral panel interpreting or construing the same shall not apply a presumption that the terms of this Agreement shall be more strictly construed against one Party by reason of the rule of construction that a document is to be more strictly construed against the Party who itself or through its agents prepared the same, it being agreed that Lessor, Customer and their respective agents have participated in the preparation of this Agreement.
15.08Rights Cumulative. Unless expressly limited in the Agreement, all rights, powers and privileges granted hereunder shall be cumulative to and shall not be exclusive of any other rights, powers and privileges granted by any other document contemplated hereunder, or available at law or in equity.
15.09Interpretative Matters. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless the context otherwise requires, (a) all references to sections, articles, paragraphs, or schedules are to sections, articles, paragraphs, or schedules of or to this Agreement, (b) the singular form includes the plural form and vice versa, (c) “or” is disjunctive but not necessarily exclusive, (d) masculine, feminine, and neuter forms all include the other, (e)

the word “including” and all similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of non-limitation such as “without limitation” is used and (f) the words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
15.10Confidentiality.
(a)“Confidential Information” means information designated in writing as confidential by the Party supplying such information (the “Disclosing Party”) to the other Party (the “Receiving Party”); provided, however, Confidential Information does not include information that: (i) is or becomes publicly available other than as a result of a breach of this Agreement; (ii) was, at the time of the disclosure, already in the Receiving Party’s possession; (iii) is disclosed to the Receiving Party by a third Party who is not prohibited from disclosing the information pursuant to any agreement with the Disclosing Party; (iv) the Receiving Party develops or derives without the aid, application or use of the privileged or proprietary information; or (v) the Receiving Party is required to disclose pursuant to Applicable Law.
(b)The Parties acknowledge that portions of this Agreement may contain Confidential Information and may require the Parties to disclose additional Confidential Information to one another. Each Party agrees that it will not, and will ensure that all of its Affiliates, consultants or advisors do not, without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, or as otherwise provided herein, disclose to any third party (other than to attorneys, accountants, consultants or advisors to the Party or to Affiliates of the Party or attorneys, accountants, consultants and advisors to such Affiliates, in each case who need to know such information in connection with the performance of their duties or services for the Party or its Affiliates), such portions of this Agreement, or the terms or provisions hereof, or any additional Confidential Information disclosed pursuant to such Party’s performance of this Agreement and identified as Confidential Information at the time of such disclosure, except (i) to the extent that disclosure to a third party is required by Applicable Law, the rules of any securities exchange or the requirements of the U.S. Securities and Exchange Commission (or any other applicable governmental authority) and (ii) either Party may disclose this Agreement and the contents thereof, including Confidential Information to investors or lenders (or potential investors or lenders) in such Party, its Affiliates or any Designated Site.
15.11Recitals. Recitals to this Agreement are incorporated herein for all purposes by reference thereto, including but not limited to interpreting this Agreement’s substantive provisions.
15.12Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by email, or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Party to receive it. All notices, requests and consents to be sent to a Party must be sent to or made at the addresses given for that Party in this Agreement, or such other address as that Party may specify by written notice to the other Party.
15.13Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together constitute one agreement. Delivery of an executed counterpart of this Agreement or any other document issued hereunder by electronic mail in portable document format (.pdf) has the same effect as delivery of an executed original of this Agreement or such other document. Additionally, signatures may be electronically exchanged by electronic signature, facsimile, scan or e-mail, and each Party agrees to be bound by its own electronically submitted signature, and to accept the electronic signature of the other Party.
15.14Further Assurances. Each of the Parties hereto shall execute and deliver all reasonably requested documents and instruments and shall do any and all acts and things reasonably requested (a) in connection with the performance of the obligations undertaken in this Agreement, (b) to perfect and evidence the transactions contemplated by this Agreement, and/or (c) otherwise to effectuate in good faith the intent of the parties and the purposes of this Agreement.
15.15Binding Effect. This Agreement is binding on and inures to the benefit of the Parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.
15.16WAIVER OF CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS GROUP FOR, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY AND ITS GROUP FROM, ANY OF THE RELEASING PARTY’S INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOSSES INCLUDING, BUT NOT LIMITED TO, DAMAGES OR LOSSES FOR LOST PRODUCTION, LOST REVENUE, LOST PRODUCT, LOST PROFITS, LOST BUSINESS OR BUSINESS INTERRUPTIONS, ARISING IN CONNECTION WITH THIS AGREEMENT, WITHOUT REGARD TO THE NATURE OF THE CLAIM OR THE UNDERLYING THEORY OR CAUSE OF ACTION (WHETHER STRICT LIABILITY, TORT, BREACH OF CONTRACT, BREACH OF STATUTORY DUTY, EQUITY, OR ANY OTHER THEORY OF LEGAL LIABILITY) ON WHICH SUCH DAMAGES ARE BASED. NOTWITHSTANDING THE FOREGOING, THIS SECTION 15.16 SHALL NOT APPLY TO ANY INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS.
15.17Limitation of Liability. Each Party’s maximum aggregate liability to the other Party under this Agreement for any [***] period during the Master Term shall in no event exceed the total amount of Rental Fees and other amounts payable to Lessor under this Agreement over such [***] period; provided, however, that the foregoing limitation of liability shall not be applicable to, and shall in no way limit (x) a Party’s liability to the other Party for claims or losses arising from (a) a Party’s fraud or willful misconduct, or (b) third party indemnification claims pursuant to Section 6 or (y) Customer’s obligation to make any Termination Payment.
15.18Anti-Bribery And Corruption; Sanctions Compliance. Lessor shall comply with (a) all applicable international, national, state, regional, and local anti-bribery and corruption laws and regulations with respect to the performance of its obligations under this Agreement, and (b) the compliance requirements and trade controls set forth in Exhibit B.
15.1915.19     Publicity. The Parties shall not, and shall cause its respective Affiliates to not, issue or make any public announcement, press release, or statement regarding this Agreement unless the public announcement, press release, or statement is either (a) issued jointly by the Parties or (b) before the release of the public announcement, press release, or statement, the releasing Party furnishes the other Party with a copy of such announcement, press release or statement, and obtains such other Party's approval with respect thereto.

Notwithstanding the foregoing, no Party is prohibited from issuing or making any such public announcement, press release or statement, without obtaining approval from the other Party, if it is necessary to do so to comply with Applicable Law (including in connection with the issuance of any permit), legal proceedings or rules and regulations of any governmental authority or stock exchange having jurisdiction over such Party or any of its Affiliates, or if it is necessary to do so in connection with such Party's or its Affiliates' financial statements; provided, however, that in the case of any such disclosure, the disclosing Party shall (x) endeavor to limit the scope of the disclosure, (y) seek agreement of confidentiality from the entities to whom the disclosure is made (other than in the case of disclosure in the ordinary course of business in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and any applicable stock exchange), and (z) seek the highest available level of confidentiality available from the governmental authority or stock exchange.
15.2015.20    Guaranty. Within 5 business days following the execution of this Agreement , Customer shall provide to Lessor a guaranty from [***] (the “Guaranty,” and the obligations guaranteed therein, the “Guaranteed Obligations”), substantially in the form set forth in Exhibit C. Guarantor’s maximum cumulative liability under, or with respect to the Guaranty will not exceed an initial amount of 50% of the Rental Fees for the Equipment during the Initial Rental Term, and such cap shall be reduced at the conclusion of each 365-day period during the Initial Rental Term by an amount equal to 50% of the Rental Fees for such 365-day period, in order to capture the decreased exposure to Lessor as the amount of the Termination Payments in Section 2.03(a) and 2.03(c) diminish; provided that in the event Customer exercises its option to extend any Rental Term in accordance with Section 2.02, the maximum cumulative liability under, or with respect to the Guaranty, will be increased to an initial amount of 50% of the Rental Fees for the Equipment during the remaining Rental Term, and thereafter reduced at the conclusion of each 365-day period during such extended Rental Term by an amount equal to 50% of the Rental Fees for such 365-day period. Customer shall maintain the Guaranty for the benefit of Lessor covering all of the Guaranteed Obligations under this Agreement, subject to the foregoing, until the later of (a) the end of the Master Term, and (b) the date on which all of the Guaranteed Obligations under this Agreement have been satisfied in full (other than contingent obligations with respect to which Lessor has not made a claim); provided, however, that such Guaranty will remain in effect thereafter if any demands were made under such Guaranty prior to the expiry thereof that have not been satisfied as of such expiry. Except as expressly set forth in Section 10, no direct or indirect assignment, transfer, change of control or similar transaction with respect to Customer shall relieve Customer of its obligations under this Section 15.20.
15.21[Signature page follows.]
15.22

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LESSOR: Solaris Power Solutions, LLC By: /s/ Amanda Brock Name: Amanda Brock Title: Co-Chief Executive Officer	CUSTOMER: Hatchbo, LLC By: /s/ Pamela A. Gregorski Name: Pamela A. Gregorski Title: President

Signature Page to Master Equipment Rental Agreement

Signature Page to Master Equipment Rental Agreement

Exhibit A-1
Customer Insurance
[Intentionally Omitted.]

Exhibit A-1

Exhibit A-2
Lessor Insurance

[Intentionally Omitted.]

Exhibit A-2

Exhibit B

Business Conduct Clauses

[Intentionally Omitted.]
Exhibit B

Exhibit C
Form of Guaranty
[Intentionally Omitted.]
Exhibit C

Exhibit D
Form of Lender Consent
[Intentionally Omitted.]
Exhibit D

Schedule I

Equipment Schedule

[Intentionally Omitted.]
Schedule I